As filed with the Securities and Exchange Commission on April 16, 2025

1933 Act No. 333-286465

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. [1]

Post-Effective Amendment No. [ ]

ETF OPPORTUNITIES TRUST

(Exact Name of Registrant as Specified in Charter)

8730 Stony Point Parkway, Suite 205
Richmond, VA 23235

(Address of Principal Executive Offices)

(804) 267-7400

(Registrant’s Telephone Number)

The Corporation Trust Co.

Corporation Trust Center, 1209 Orange St.,

Wilmington, DE 19801

(Name and Address of Agent for Service)

With Copy to

John H. Lively

Practus, LLP

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

No filing fee is required under the Securities Act of 1933 because an indefinite number of shares of beneficial interest in the Registrant has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Explanatory Note: The sole purpose of this filing is to delay the effectiveness of the ETF Opportunities Trust’s (the “Trust”) Registration Statement on Form N-14, filed on April 10, 2025 pursuant to Rule 488 under the Securities Act and incorporated by reference herein (Accession No.  0001999371-25-004112). The registration statement’s effective date is delayed until the Trust shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, and Commonwealth of Virginia, on this 16th day of April, 2025.

ETF OPPORTUNITIES TRUST

By:	/s/ Karen M. Shupe
Karen M. Shupe
Treasurer and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

*Mary Lou H. Ivey		Trustee	April 16, 2025

*Laura V. Morrison		Trustee	April 16, 2025

*Dr. David J. Urban		Trustee	April 16, 2025

/s/ Karen M. Shupe		Treasurer and Principal Executive Officer	April 16, 2025

/s/ Ann T. MacDonald		Assistant Treasurer and Principal Financial Officer	April 16, 2025

*By:	/s/ Karen M. Shupe

*Attorney-in-fact pursuant to Powers of Attorney filed as Exhibit (q) on January 6, 2025 (Accession No. 0001999371-25-000136)